Exhibit 99.1

China Digital Q2 Revenue $3M, Net Income $474,000

LOS ANGELES, CA and SHENZHEN, CHINA--(MARKET WIRE)--Aug 14, 2006 -- China Digital Communication Group (OTC BB:CHID.OB - News), a fast growing Chinese battery components manufacturer and supplier of 3G telecommunications equipment, announced today that revenue in the second quarter ended June 30, 2006 was $3,027,810. This compared with revenue in the second quarter of 2005 of $3,316,327. Net income for the quarter was $474,105, or $0.01 per diluted share, compared with $698,656, or $0.01 per diluted share, in the second quarter of 2005.

For the first six months of 2006, revenue was $6,211,357, compared with $6,223,839 in the first six months of 2005. Net income was $1,210,888, or $0.02 per diluted share, compared with $1,426,596, or $0.03 per diluted share.

At the end of the quarter, cash and cash equivalents were $3,234,905 and current assets totaled $9,682,382. Net cash provided by operating activities in the second quarter was $525,783.

China Digital CEO Ran Liang, said, "Although we continued to be profitable and to generate positive cash flow, we were disappointed by the performance of our battery components business, which was adversely affected by increased competition. Sales of steel battery shells were up, but sales of aluminum shells and caps were off substantially. We are focusing hard on regaining our forward momentum in that business with the introduction of a new line of complete lithium ion batteries. In the meantime, our results in the third quarter will reflect a significant financial benefit from the acquisition of Galaxy View International, which occurred on June 28, 2006."

Ms. Liang said, "Our reported financial results for the quarter and first six months did not reflect any contribution from our June 28th acquisition of Galaxy View except for an insignificant amount of revenues that occurred during June 29th and 30th. In the second quarter of 2006, Galaxy had revenue of $2,490,483 and net income of $1,275,885 and was a strong cash generator. Galaxy is growing at a rapid rate, and we believe our financial results in the coming quarters will benefit substantially from the inclusion of Galaxy. Galaxy's financials will be incorporated in our consolidated third quarter results."

About China Digital Communication Group

China Digital Communication Group has two wholly owned subsidiaries, Shenzhen E'Jenie Science and Technology Development Co. Ltd. and Galaxy View International. E'Jenie manufactures and sells advanced high-quality lithium-ion battery shell and cap products to all major lithium-ion battery cell manufacturers in China and has recently begun manufacturing complete batteries. E'Jenie's products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. Galaxy View, through its subsidiary Sono Digital, is a leading supplier of third-generation (3G) communications technology and equipment in China. China Digital Communication Group is continuing its expansion, while seeking distribution partners and acquisitions in new global markets, including the United States. For more information, visit http://www.chinadigitalgroup.com or contact Roy Teng of China Digital, (310) 461-1322, e-mail: info@chinadigitalgroup.com.

An investment profile on China Digital Communication Group may be found at http://www.hawkassociates.com/chinadigital/profile.php.

For investor relations information regarding China Digital Communication Group, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.

Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

Contact:
Contacts:

Roy Teng
China Digital
(310) 461-1322
e-mail: Email Contact

Frank Hawkins
Ken AuYeung
Hawk Associates
(305) 451-1888
e-mail: Email Contact